Exhibit 99.2

press release	corescientific.com

Core Scientific, Inc. Plan of Reorganization

Confirmed by Bankruptcy Court

Following an oversubscribed Equity Rights Offering, the confirmed Plan clears the path for the Company’s emergence from Chapter 11 in the coming days

AUSTIN, Texas, Jan. 16, 2024 – Core Scientific, Inc. (OTC: CORZQ) (“Core Scientific” or the “Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) has confirmed the Company’s Chapter 11 plan of reorganization (the “Plan”). The Bankruptcy Court’s approval of the Plan clears the way for Core Scientific to emerge and re-list on Nasdaq by the end of January 2024.

Under the terms of the Plan, shareholders (as of the anticipated record date of January 23, 2024) will receive shares of the Company’s new common stock and warrants, constituting approximately 60% of the Company’s new equity (following exercise of the warrants issued to existing shareholders and including new shares issued as part of the equity rights offering). Assuming the cash exercise of all applicable warrants, and the cash is used to pay down debt, the Company’s existing debt would be paid in full, a reduction of approximately $1 billion from its debt balance prior to the Plan. Plan approval comes shortly after the Company announced it had fully paid off its DIP financing and successfully completed an oversubscribed $55 million Equity Rights Offering.

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“Today’s plan confirmation is a defining moment in our reorganization; we’re poised to emerge by the end of this month as an even stronger company, with a highly motivated team that is aligned for success,” said Adam Sullivan, Core Scientific Chief Executive Officer. “With demand for Bitcoin and high-value compute continuing to rise, we look forward to creating value for our shareholders as we execute our growth plan, de-lever our balance sheet and deliver superior efficiency at scale.”

Weil, Gotshal & Manges LLP served as Core Scientific’s counsel. PJT Partners LP served as investment banker to Core Scientific. AlixPartners LLP served as restructuring advisor to Core Scientific.

Additional Information about the Restructuring Process

The full terms of the Plan and Disclosure Statement, as well as additional information about the chapter 11 filing, including court documents, can be found online free of charge at https://cases.stretto.com/CoreScientific. Stakeholders with questions may call Stretto at +1 (888) 765-7875 (U.S.) or +1 (949) 404-4152 (international) or email celsiusinquiries@stretto.com.

ABOUT CORE SCIENTIFIC

Core Scientific (OTC: CORZQ) is one of the largest blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

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FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s capital structure upon emergence from the Chapter 11 cases. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company’s ability to emerge from Chapter 11, re-list on the Nasdaq and achieve significant cash flows from operations; the effects of the Chapter 11 cases on the Company and on the interests of various constituents, bankruptcy court rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general, the potential adverse effects of the Chapter 11 cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the potential adverse effects of the covenants in the Company’s new debt agreements on the ability

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of the Company to raise capital, make restricted payments and grow its business; the potential adverse effects of the significant shareholder dilution due to the conversion or exercise of the Company’s new convertible notes and warrants or due to the issuance of shares of the Company’s new common stock under the various contingent payment obligations or in connection with additional capital raises; and the other risk factors set forth in the Company’s reports filed with the U.S. Securities & Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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CONTACTS

Investors:

ir@corescientific.com

Media:

press@corescientific.com

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